As filed with the Securities and Exchange Commission on January 23, 2003

Registration No. 333- _____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GB&T BANCSHARES, INC. (Exact name of issuer as specified in its charter)
Georgia (State or other jurisdiction of incorporation or organization)	58-2400756 (I.R.S. Employer Identification No.)
500 Jesse Jewell Parkway, S.E. Gainsville, Georgia (Address of principal executive offices)	30501 (Zip Code)

GAINSVILLE BANK & TRUST EMPLOYEE AND DIRECTOR STOCK PURCHASE PLAN
UNITED BANK & TRUST EMPLOYEE AND DIRECTOR STOCK PURCHASE PLAN
COMMUNITY TRUST BANK EMPLOYEE AND DIRECTOR STOCK PURCHASE PLAN
HOME TOWN BANK OF VILLA RICA EMPLOYEE AND DIRECTOR STOCK PURCHASE PLAN
   (Full title of the plan)

________________________

Richard A. Hunt
GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, S.E.
Gainsville, Georgia  30501
(770) 532-1212

______________
 (Name, address and telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to

Richard A. Hunt
GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, S.E.
Gainsville, Georgia  30501
(770) 532-1212

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed Maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value per share	210,000 shares	$18.58	$3,901,800	$359

(1)

In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the plans described herein.

(2)

Pursuant to Rule 457(h)(1) under the Securities Act, these figures are based upon the average of the high ($18.65) and low ($18.50) prices of the Common Stock on January 21, 2003, as reported in the Nasdaq National Market System, and are used solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 (plan information and registrant information and plan annual information) to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8.

PART II

                     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.          Incorporation of Documents by Reference.

GB&T Bancshares, Inc. (“GB&T”) hereby incorporates by reference into this registration statement the following documents:

(a)        GB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission (the “Commission”) April 2, 2002;

 (b)        GB&T’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002, and September 30, 2002, as filed with the Commission May 13, 2002, August 14, 2002, and November 14, 2002, respectively;

(c)        GB&T’s Current Report on Form 8-K as filed with the Commission on December 10, 2002; and

(d)        the description of GB&T’s common stock contained in the Proxy Statement/Prospectus of GB&T filed as part of GB&T’s Registration Statement (Registration No. 333-99461) on Form S-4 filed with the Commission on October 16, 2002, and as such description may be amended by any amendment or report filed subsequent to the date of this registration statement for the purpose of updating such description.

            In addition, all documents filed subsequent to the date of this registration statement by GB&T pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and prior to the filing of a post-effective amendment hereto which either indicates that all shares of common stock offered hereby have been sold or deregisters any shares of such common stock then remaining, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing.  Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.          Description of Securities.

                        Not applicable.

ITEM 5.          Interests of Named Experts and Counsel.

                        Not applicable.

ITEM 6.          Indemnification of Directors and Officers.

            The Articles of Incorporation of GB&T Bancshares, Inc., as amended, provide that GB&T may indemnify or obligate itself to indemnify its officers and directors for their actions to the maximum extent permitted under the Georgia Business Corporation Code.  Article Nine of GB&T’s bylaws provides that GB&T may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of GB&T, or by reason of such person serving, at the request of GB&T, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. However, GB&T will not indemnify any such person in relation to any matter as to which he or she is adjudged guilty or liable of gross negligence, willful misconduct or criminal acts in the performance of his or her duties to GB&T, or to any firm, corporation, trust, or other organization or enterprise with which such person was engaged at the request of GB&T.  In addition, GB&T will not indemnify any such person with respect to any matter that has been the subject of a compromise settlement, unless indemnification is approved by:  (a) a court of competent jurisdiction; (b) the holders of a majority of the outstanding shares of capital stock of GB&T; or (c) a majority of disinterested directors then in office.

            Article Nine of GB&T’s bylaws further authorizes GB&T, upon approval by GB&T’s Board of Directors, to pay expenses in advance of final disposition of any action, suit or proceeding involving a director, trustee, officer, employee, or agent if such person submits an undertaking to GB&T that he or she will repay such amount unless it is ultimately determined that he or she was entitled to such amount under Article Nine.

            As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of GB&T, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

            GB&T’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 7.          Exemption from Registration Claimed.

                        Not applicable.

ITEM 8.          Exhibits.

Exhibit Number
4(a)	Articles of Incorporation of GB&T, dated August 14, 1997 (incorporated herein by reference from GB&T’s Registration Statement on Form S-3, Registration No. 333-64197, filed on September 24, 1998).
4(b)	Articles of Amendment of GB&T, dated July 8, 1998 (incorporated herein by reference from GB&T’s Registration Statement on Form S-3, Registration No. 333-64197, filed on September 24, 1998).
4(c)	Articles of Amendment of GB&T, dated effective June 30, 2002 (incorporated herein by reference from GB&T’s Registration Statement on Form S-4, Registration No. 333-99461, filed on October 16, 2002).
4(d)	Form of Certificate for GB&T Common Stock (incorporated by reference from GB&T’s Registration Statement on Form S-3, Registration No. 333-64197, filed on September 24, 1998).
5	Not Applicable (No original issuance securities).
23(a)	Consent of Mauldin & Jenkins, LLC.
24	Power of Attorney (contained on signature page hereto)

ITEM 9.          Undertakings.

(a)        Rule 415 offerings.  GB&T hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by GB&T pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        Filings incorporating subsequent Exchange Act documents by reference.  GB&T hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of GB&T’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Filing of registration statement on Form S-8.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of GB&T pursuant to the foregoing provisions or otherwise, GB&T has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by GB&T of expenses incurred or paid by a director, officer or controlling person of GB&T in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, GB&T will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, GB&T certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Georgia, on January 20, 2003.

GB&T BANCSHARES, INC. By: /s/ Richard A. Hunt Richard A. Hunt President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Hunt and Gregory L. Hamby, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments thereto) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ Richard A. Hunt Richard A. Hunt	President and Chief Executive Officer (Principal Executive Officer)	January 20, 2003
/s/ Gregory L. Hamby Gregory L. Hamby	Chief Financial Officer (Principal Financial Officer)	January 20, 2003
/s/ Phillip A. Wilheit Phillip A. Wilheit	Chairman and Director	January 20, 2003

/s/ Donald J. Carter Donald J. Carter	Director	January 20, 2003
/s/ Dr. John W. Darden Dr. John W. Darden	Director	January 20, 2003
/s/ William A. Foster, III William A. Foster, III	Director	January 20, 2003
/s/ Bennie E. Hewett Bennie E. Hewett	Director	January 20, 2003
James L. Lester	Director
/s/ John E. Mansfield, Sr. John E. Mansfield, Sr.	Director	January 20, 2003
/s/ Samuel L. Oliver Samuel L. Oliver	Vice Chairman and Director	January 20, 2003
/s/ Alan A. Wayne Alan A. Wayne	Secretary and Director	January 20, 2003

EXHIBIT INDEX

Exhibit Number	Description
23(a)	Consent of Mauldin & Jenkins, LLC.